EXHIBIT 99.1

Universal American Financial Corp.	UHCO	Q1 2006 Earnings Call	May 9, 2006
Company▲	Ticker▲	Event Type▲	Date▲

MANAGEMENT DISCUSSION SECTION

Operator: Good day everyone, and welcome to the Universal American Financial Corp First Quarter Earnings Conference Call. At this time, I would like to inform you that this conference is being recorded, and that all participants are currently in a listen-only mode. I will now turn the conference over to Richard Barasch, Chairman and CEO of Universal American. Please go ahead, sir.

Richard A. Barasch, Chairman and Chief Executive Officer

Thank you. Good morning, everyone. Welcome to our 2006 first quarter conference call. I am here with Bob Waegelein, our CFO, and Lisa Spivack, our General Counsel. Before I begin, I would like to ask Lisa to read our Safe Harbor language.

Lisa M. Spivack, Senior Vice President and General Counsel

Thanks Richard. I would to remind you that certain information discussed during this conference call may constitute forward-looking statements within the meaning of the Federal securities laws including, but not limited to, statements regarding our expectations of the performance of our Medicare Supplement business and other lines of business; the estimation of loss ratios; the adequacy of reserves; our ability to institute future rate increases; expectations regarding our Part D program, including our estimates of membership, costs, revenues, and future operating results. Although we believe that expectations reflected in these statements are based upon reasonable assumptions and estimates, we cannot give assurance that the expected results will be achieved. We refer you to our press release and Exchange Act filings for factors that can impact the Company. For forward-looking statements made during this call, the Company claims the protection of the Private Securities Litigation Reform Act of 1995 and assumes no obligation to update or supplement such statements.

Richard A. Barasch, Chairman and Chief Executive Officer

Thank you, Lisa. I’m pleased to report that our results for the first quarter of 2006 continue to validate the strategic direction that we have chosen. And despite some difficulties in some of our older lines of business, our prospects for the balance of the year put us in an excellent position to achieve the results that we had earlier forecasted for 2006.

In the first quarter, we took another important step in the transformation of our Company - the successful implementation of Part D. This, along with the continued rapid growth of our Medicare Advantage business, affirms our strategy to broaden our product lines to include the businesses that were introduced or strengthened by the passage of the Medicare Modernization Act in 2003. In the aggregate, we expect that our revenues will grow by more than 50% in 2006, and that around half of our revenues will be from businesses that we were not even in less than two years ago. At the same time, we are not abandoning our older businesses, especially

Medicare Supplement, but these businesses will become increasingly less significant to our overall results if the current environment for Medicare Advantage and Part D continues.

In order to properly understand the results of the first quarter, it is essential to understand the significant seasonality that exists in several of our businesses, especially Medicare Supplement and Part D. In addition, based on the growth in sales results in Part D and Medicare Advantage, we anticipate that our revenues and profits in those lines will be back-weighted to a great degree.

We understand that there may be some questions as to how we can bridge from $0.12 in the first quarter to our full year guidance. In anticipation of that, we have provided much more information than usual in order to assist in the analysis. We’ve added a summary table to our press release, which includes the essential elements that impact each of our key businesses. This should provide investors with a much better sense of how we are looking at our business.

In the course of our prepared remarks, we will discuss the results of the first quarter, but equally important, provide further visibility as to what we expect for the balance of the year.

For the first quarter of 2006, we reported pre-tax income of $11.1 million and after-tax net income of $7 million, or $0.12 per share on a fully diluted basis. This includes a little more than a $0.005 for stock option expense. Clearly the biggest driver of our revenue growth was the addition of Part D. But even excluding Part D, our revenues increased by 19%, largely driven by the growth of our Medicare Advantage business.

First, I would like to discuss our Medicare Supplement business. We were happy to see that our loss ratio for the first quarter came in line with our expectations, giving us reason to be optimistic that we are on the way toward reversing the trend toward higher loss ratios. Although the loss ratio in the 2006 first quarter was slightly higher than last year, as calculated on a full look-back basis, this is easily explained by the increase in deductibles that we cover in our plans. Thus, we expect that the normal trend of lower loss ratios through the year will be a little bit steeper than is usually the case.

In the first quarter, we reported a medical loss ratio of 80%, which we expect to decrease during the year in accordance with the table that we provided in the press release. We feel comfortable with this slope of loss ratios compared to the slope of our 2005 loss ratios, also calculated on a full look-back basis.

In addition, we are seeing a distinct trend of increases in earned premium on a per member per month basis, which appears to be in excess of the increase in costs. Consequently, we believe that the effect of our increased rate activity last year is finally beginning to take hold. I am pleased to report that preliminary April results further support our outlook for the year. Taking into account the results of the first quarter and the analysis of our actuaries, we continue to believe that the range of 71.5% to 73.5% loss ratio for the full year 2006 is reasonable.

As to lapsation, this continues to trouble us and many of the other Med Supp companies. We believe that there are number of factors contributing to the lapsation, including competitive pressure from other Med Supp companies and from Medicare Advantage products. One of our responses to the increased competition, especially from other Medicare Advantage plans, was to step up our own production of Medicare Advantage business, and the results of that segment support our diversification strategy. In addition, we are aggressively trying to retain policyholders who may want to switch into one of the other plans we offer, whether it’s in Medicare Supplement or private fee-for-service. A limiting factor is that we do not yet offer

Medicare Advantage or private fee-for-service plans in many of our largest Med Supp states, but this will not be the case next year, as we have filed to offer private fee-for-service in at least 34 states for 2007.

Earlier in the year, we forecasted that we will experience similar lapsation in the first half of 2006 as we had experienced in the last half of 2005. We further predicted that this trend would slow, especially when the lock-in occurs in mid-year for Medicare Advantage products. Lapsation for the first quarter was higher than what we had hoped, but based on what we have seen so far, the trend appears to be moderating in the second quarter.

In our surveys of lapsed policyholders, we determined that approximately half of our lapsed policyholders were migrating to Medicare Advantage plans with the balance moving to other Med Supp carriers. When the full effect of the lock-in takes hold in the second half of the year, and we no longer see that migration to Medicare Advantage, we anticipate that our lapsation levels will return to a more normal level, approaching the levels of the first half of 2005.

From a strategic perspective, we continue to believe that Medicare Supplement will play an important role in seniors’ choices for health insurance, and we intend to remain an active participant in this market. We have reinvigorated our senior market sales and marketing staff, and we are experiencing a noticeable up tick in recruitment and now production. New sales of our Med Supp products in the first quarter were 6% higher than in the previous quarter, the first sequential increase that we have had in more than a year.

Now I would like to spend a few minutes discussing the implementation of our Part D initiatives, which we also are reporting in our senior market health segment. We continue to be very encouraged by the strategic and financial opportunities of this program for our Company, and are gratified to have some actual and positive results to report. First, as to enrollment, we have only reported results with respect to the 367,000 members that CMS officially reported to us as of March 31. Subsequently, CMS published a report that we have 441,000 members as of the beginning of May. We, like the other PDP plans, are currently reconciling our numbers with CMS and believe that the actual number for May is higher, including the low income subsidy enrollees who have been auto-assigned to us. We still believe that 500,000 enrolled members during 2006 is a possibility.

Despite the early challenges of the Part D program, we believe that we are in very good shape administratively. We are working through the enrollment issues with CMS, and our partner PharmaCare is doing an excellent job getting our members their prescriptions on a timely and economic basis. Our financial results are also encouraging, with a $5.4 million profit in this segment on approximately $76 million in total revenues. As you know, we report CHCS, the administrator of this program, as a separate segment, and their results were impacted negatively by about $1.8 million of additional spending to accommodate the complexities of the Part D program and the difficult reconciliations with CMS. So, in the aggregate, we made about $3.6 million this quarter, and we are quite pleased by the early results.

Our results for the quarter and our estimates for the balance of the year are favorable largely due to several factors. As we have pointed out, our premiums for 2006 are higher than many of our peers, especially for the dual-eligibles, where we were close to, but just under, the benchmarks in many regions. Next, we are seeing better than expected utilization of generics and better than expected formulary compliance. Finally, our risk sharing arrangement with PharmaCare permits us to share in certain revenue with the PBM. We think that an overall annual return of 9% to 11% of revenue is feasible.

Turning to Medicare Advantage, this segment performed exceptionally well in the first quarter, and we anticipate that this will be the largest and fastest growing part of our business for the balance of 2006. During the first quarter of 2006, membership increased by 26% to just under 38,000 and annualized revenues increased by nearly 38% to over $376 million.

The core of our success in this area continues to come from our highly successful operations in Houston and other parts of Southeastern Texas. Our model relies on close cooperation between the health plan and physicians, and we continue to prove the validity of this model. In the past year, we’ve expanded our service area, added important new relationships with provider groups, and have solidified a dominant position in this still under-penetrated Medicare Advantage market. We now have 28,000 members in this market, and there is still plenty of room for future growth. Our expansion into three Florida counties has started more slowly than we had hoped, but we continue to believe that our plan will be viable even in this very competitive marketplace.

Most of the early success that we achieved in the private fee-for-service business came from New York and Pennsylvania, where we launched in late 2004. Sales have kicked in in our newer 13 states, and our total membership increased by 93% in the first quarter.

The profitability of our Medicare Advantage business continued to grow as well. For the quarter, the Company earned pre-tax income of $9.2 million on revenues of just over $91 million. On a sequential basis, revenues increased by 36%, while pre-tax income rose by 48%, compared to the fourth quarter of 2005.

We are continuing to be encouraged by the enthusiastic response to our marketing efforts in Southeast Texas, as well as the 15 private fee-for-service states that we currently service. Recent sales have been excellent, with approximately 8,700 new applicants received in the past two months.

Our forecast for this segment is largely driven by increased revenues resulting from the marketing momentum that we’ve established. Our loss ratios were at the low range of our expected range in the first quarter, and our model indicates that it’s more likely than not that MLRs will rise through the year.

In the aggregate, the lines of business that comprise the Specialty Health Insurance and the Life and Annuity segments did not perform particularly well in the first quarter, a departure from a run of consistently positive results. We had some excess mortality in our Life Insurance business and excess morbidity in our run-off long-term care business that negatively affected our results. In a normalized quarter, we would have been able to say that the negatives in these lines were outweighed by the gains we made in our new higher growth businesses.

Now, I would like to recap our expectations for the balance of the year. We are re-affirming our guidance of $1.28 to $1.38 per share on revenues of between $1.4 billion and $1.5 billion. As we analyze the expected increase in earnings for the full year, the most difficult analytical bridge is the Med Supp business, moving from a significant loss in the first quarter to a reasonable profit for the year. If the loss ratios for subsequent quarters come in as expected, and if lapsation returns to historical norms, the math is simple. As to Medicare Advantage, the key drivers of the quarterly increases in profitability are increased revenues through the year driven by increased sales, coupled with moderate loss ratio trends.

Finally, our Part D results should improve through the quarters based upon the decreasing slope of claims, along with additional revenues as we sell more coverage and complete the reconciliation process with CMS. In addition, the cost of running the program should moderate in the second and third quarters and ramp up again as we head into the 2007 selling season.

It’s important to note that our guidance does not include approximately $0.03 to $0.04 for stock options, nor the cost of any significant expansion into new Medicare HMO markets.

We continue to be optimistic about the opportunities for Universal American, and we remain comfortable with our ability to execute our strategy to build a diversified and profitable growth company targeting the large senior healthcare market. The market is evolving rapidly, and one of the strengths of our Company is our ability to recognize and react to the changing environment.

Thank you for your time this morning. I know there is a lot of information that we have gone through, both in our press release, on the web and in this presentation, and Bob and I are very happy, and we will be very patient, to answer any questions that you might have.

QUESTION AND ANSWER SECTION

Operator: At this time, if you would like to ask a question, press “star” then the number one on your telephone keypad. If you would like to withdraw your question, press “star” then the number two. Your question will be taken in the order that it is received. Please stand by for your first question. Your first question comes from Bill Georges with JP Morgan.

<Q — Bill Georges>: Hi, thanks. Good morning. My first question comes on the PDP side. Two things to sort of draw your attention to - the first thing is the margin which you briefly touched on, expecting 9 to 11%. And the other thing is reporting substantially positive results in the first quarter. Both of those metrics would seem to go against what we’re seeing with a lot of the other MCOs to report this quarter, which of course are talking about margins in the 1 to 4% range and pretty severe first quarter seasonality. So, I am wondering if you could just comment on what you see differently about the market?

<A — Richard Barasch>: Okay. First — I think this is important - is that our pricing is different than most of the MCO competitors. In some cases, little, in some cases, a lot more. Especially for the duals and given the fact that a very large percentage of our population is in the dual-eligible part, that is one very large factor. Second pretty important factor is the arrangement that we have got with PharmaCare, our PDP PBM partner, in which we share revenue with them on the PBM side as well. And those are the two key factors that lead us to this point.

<Q — Bill Georges >: Okay. Just as a follow up at least on that second part, the revenue — my understanding of the seasonality is that it comes in on the cost side. So, why would the revenue sharing give you such positive results in the first quarter —?

<A — Richard Barasch>: The revenue sharing issues are not seasonal.

<Q — Bill Georges >: Okay.

<A — Richard Barasch>: We will approximately receive about as much in the first quarter as we would in any other subsequent quarter. So I think that has a moderating trend towards the seasonality.

<Q — Bill Georges >: And on the cost side, is that moderated as well as a result of—?

<A — Richard Barasch>: Our gross cost trends, our claims, will look very much like everybody else’s.

<Q — Bill Georges >: Okay.

<A — Bob Waegelein>: In our first quarter, benefits to premiums in the plans was roughly about 98%, in line with the industry.

<Q — Bill Georges >: It was about 98%?

<A — Bob Waegelein>: Yes.

<Q — Bill Georges >: Okay. Okay, great. Thanks for that.

Operator: Our next question comes from Matthew Borsch with Goldman Sachs.

<Q — Matthew Borsch>: Hi, yes. Hi, good morning. If you could just talk a little bit more about what you are seeing vis-à-vis the competitive landscape on your Med Supp products and, in particular, whether some of the more aggressive pricers you think they are — are they stepping up their efforts or they maybe easing up a bit, what is your sense of how this is going to shake out vis-à-vis the competition for the remainder of this year?

<A — Richard Barasch>: It is pretty competitive. There are several companies that have come to the market with pretty competitive rates. By the way, us included. We have refreshed our rates in one of our companies and are aggressively in the market with some fresher rates as well. We think it is a competitive market. It is interesting that in the last couple of months, in sort of the Managed Care arena, there is a fair amount of negativity about Med Supp and in the last couple of months, two large public insurers have acquired Med Supp companies which indicates a different level of comfort with that business, obviously a much more positive one. So, the companies that are coming into the Med Supp market are competitors. We think that - by the way, we are used to that - the Med Supp is always being competitive. It has never been an easy marketplace, and it has never been a particularly high margin business as well. So, we are used to that. I think the change in dynamics really in the last six or eight months, twelve months, have been more from private fee-for-service business. That is the new piece of information.

<Q — Matthew Borsch>: And relative to where you were maybe two months ago, what is your thinking about 2007 in the private fee-for-service product and whether you really move ahead to shift potentially a lot of your Med Supp business into that product, is that feasible?

<A — Richard Barasch >: It is clearly feasible. And I can say that it is something - we would rather have someone shift to our private fee-for-service than one of our competitors. So, I think that is a starting point. We want to, at a minimum, staunch that movement. There’s some tricky interactions here because we have got agents, we have got some reinsurers, so the field is not absolutely wide open. But those are issues that we feel that we can work through and my guess is that we’ll look to be a little bit more aggressive in this area into 2007. We are certainly going to have the coverage in private fee-for-service to do this.

<Q — Matthew Borsch>: And just a last one on this topic. Do you have any sense for whether some of the traditional Med Supp carriers have something similar in the works with regards to private fee-for-service?

<A — Richard Barasch>: There is nothing that’s really shown up, and it’s interesting, I think. Obviously I don’t know what has been filed with CMS, but nothing has shown up to this point. It appears that we are, to some degree, unique in having a fair balance between Med Supp and private fee-for-service. It is a balance that we like and we are still — I think there was some nervousness in the 2007 rates, that seems to have dissipated, but there is still some political pressure around, and I think it will be a mistake for us as a Company to abandon Med Supp. So, I like the fact that we have got both Med Supp and private fee-for-service.

<Q — Matthew Borsch>: Right. Okay, great. And just a last question. How much confidence do you have in your targets for your Specialty Health and Life Insurance segments for the full year? I know there is lot of quarterly fluctuation in that business, but how are you looking at that in light of the first quarter results?

<A — Richard Barasch >: I mean the first quarter had some aberrations in there. If you go back several quarters before that, we had a fairly consistent run of results. I think if you look at these businesses from point-to-point, on a year-to-year basis, they tend to perform reasonably predictably. Having said that, probably the biggest driver of potential volatility probably comes from the run-off long-term care block.

<Q — Matthew Borsch>: And how should we think about that block over the remainder of this year?

<A — Richard Barasch>: Again, I think — this is a difficult one because unfortunately in that business, small numbers of claims can move the numbers. But again, I think if you look back over several years, it has moved around, but again point-to-point, it has been reasonably predictable. I think we feel a bit of comfort that our projections and our guidance has been appropriately concerned with increased morbidity.

<A — Robert Waegelein>: We continue to get rate increases, Matt, on this book of business as well to help mitigate some of those cost trends.

<Q — Matthew Borsch>: Okay. Thanks guys.

Operator: Our next question comes from Carl McDonald with CIBC.

<Q — Carl McDonald>: Hi, thank you. You mentioned that the guidance didn’t contemplate any expansion on the Medicare segment, can you give us a sense for how to think about the private fee-for-service expansion?

<A — Richard Barasch>: Well, I should mention that this does not contemplate extra expense specifically for private fee-for-service. I should have been more specific. If we go into a new HMO market, sort of a de novo market, that’s what I am talking about. And I am not — we want to be real clear on this - I am not committing that we are doing this, I just want to make it also clear that if we do decide to do this, we will announce it, we will tell you what we are doing, and we will cost it.

<Q — Carl McDonald>: Got it. So, the guidance includes the private fee-for-service in the Medicare Advantage …?

<A — Richard Barasch>: Yes.

<Q — Carl McDonald>: Okay. And then second question is the — what was the Med Supp enrollment for the first quarter? I think it was 289,000 or so at the end of the year?

<A — Robert Waegelein>: Med Supp policy counts were totaling 270,000 at the end of the quarter, Carl.

<Q — Carl McDonald>: Thank you very much.

<A — Robert Waegelein >: All right.

Operator: Our next question comes from Joe France with Banc of America.

<Q — Joe France>: Thank you. You gave a lot of information about the outlook for the various healthcare businesses, could you talk a little bit about specialty health and life insurance annuity business as the factors that you cite as causes for the shortfall in the quarter, to what degree will those continue for the balance of the year?

<A — Robert Waegelein>: Richard spoke to the Specialty Health segment and the Long-Term Care - that really is the major component of Specialty Heath. We do have some seasonality in our Canadian operation that will come back to us in the second, third and fourth quarters in the loss ratios. In life insurance, it was clearly about $1.5 million of excess mortality that came through in the first quarter. Again, we look at that business point-to-point, and we think back to last year, us as well as other players in the life industry had very good mortality experience. I think this quarter, other companies are reporting some up tick in the mortality as well. The other component of that segment is our change in DAC number. I think as you all know, change in DAC has two components to it, capitalized costs and amortization. The capitalized costs include commissions, acquisition expenses, and, for annuities, bonus interest credited to the policy in its first year. We did have 40% lower production in our life and annuity business over the first quarter of last year, and incurred less cost to capitalize comparatively. In addition, the amortization expense has increased as a result of the larger in-force base over last year, and increase in lapses just to mortality accounts outstanding. So, I think you might see a more normalized trends in the change of DAC in the future quarters as well.

<Q — Joe France>: Thank you, Bob.

<A — Robert Waegelein>: All right.

Operator: Our next question comes from Jukka Lipponen with Keefe, Bruyette & Woods.

<Q — Jukka Lipponen>: Good morning.

<A — Richard Barasch>: Hi, Jukka.

<A — Bob Waegelein>: Good morning, Jukka.

<Q — Jukka Lipponen>: Couple of questions. First of all, you mentioned about the potential Medicare Advantage footprint expansion. Can you give us a little more color on what kind of areas you potentially might you be looking at and are you looking at de novo or potentially acquisitions or both?

<A — Richard Barasch>: This is strictly found in de novo basis. Jukka, we are looking — we are in 15 states. We are going to file to get to a total of 34, which means we are very much expanding. I think that, without giving away too much, I think we are looking to be in states where we have distribution, where we have a current Med Supp policyholder base. And it’s to both give us the ability to have product for our sales force to sell and have some defense against some excess lapsation.

<Q — Jukka Lipponen>: And how about the — on the managed care side, are you looking to further expand the footprint of that —?

<A — Richard Barasch>: Well, we are very happy with what we’ve got in Texas. We had a slow start in Florida, but still think there is a place for us in that market given the inherent strength we have in the Florida marketplace. So, those are — those are two areas where we will continue to be in. What I’m suggesting now is that we are looking at the possibility of going to other locations, and it’s kind of too early to get into any more detail about that. And again, I don’t want — again, no one should read anything positive or negative into that comment.

<Q — Jukka Lipponen>: Got it.

<A — Richard Barasch>: We are in an exploratory stage on this.

<Q — Jukka Lipponen>: And looking at the loss ratio for the SelectCare operation, albeit it hasn’t been very significant, but it looks like it’s been trending consistently higher since the first quarter of last year. Any comments there?

<A — Richard Barasch>: Yes. I mean, there is a couple things. First, this is something that we’ve been hopefully predicting pretty vocally, so this shouldn’t be coming as a surprise, it’s certainly not a surprise to us. Big issue in 2006 is the addition of the new Part D revenues, which don’t generate the same level of return as the “older revenues”. We’ve got the normal cost issues that are inherent in a plan. We’ve given out a little bit more in the way of benefits in 2006, which, by the way, has worked out quite well for us. I think our folks in Texas did an excellent job of balancing getting us a very competitive product in the marketplace for maintaining the risk management elements that we were expecting. So we are obviously very, very pleased with that. But we still think that loss ratios will trend up over time, and we think that the growth in both membership and revenue will more than overcome the increase in medical loss ratios.

<Q — Jukka Lipponen>: And can you give us a little color on the inter-company transfers and how those worked out for the PDP product and how they affect the different segments?

<A — Richard Barasch>: Basically, our insurance companies, including our PDPs, pay our administrative company a set fee to administer its business. This is laid out in our public documents - we call it “affiliated revenue” to the administrative services company. A big element that changed this year was the fact that Part D is obviously a large new product generating a significant amount of transfer money from the insurance companies to CHCS.

<Q — Jukka Lipponen>: And one final question. Richard, I mean, you obviously talked about how you expect Med Supp loss ratio to come back in line, but obviously we’ve kind of heard that several quarters now and things seems to be getting worse. And so I guess one question I have - in the second half of the year, it looks like you are expecting pretty low loss ratio, then I don’t know what’s your loss ratio is in the second half of last year were on the pro forma basis.

<A — Robert Waegelein>: Okay. Let me give you our look at last year’s quarterly pro forma then perhaps Richard can speak to the quality of that. We reported certain numbers last year, we posted reserves as you all know, in the fourth quarter, and we looked on a hindsight basis of how the quarters really played out in 2005 with this hindsight view. Our first quarter loss ratio was 79.3%, our second quarter loss ratio was 73.4%, our third quarter loss ratio was 70.4%, and our fourth quarter loss ratio was 68.7%, which is tracking well with our guidance for this year.

<A — Richard Barasch>: And, Jukka, I know you cover some other Med Supp companies and see a more normalized loss ratio through the quarters. We’ve chosen to, kind of, let the seasonality play through our numbers without adjustment. And I think it really actually does - is very instructive - as to how the numbers do move through the year. So, we are pretty comfortable with this look.

<Q — Jukka Lipponen>: Right. Thank you.

Operator: Your next question comes from Josh Raskin with Lehman Brothers.

<Q — Josh Raskin>: Hi thanks. Good morning. I just wanted to ask one more question on the Part D profitability. You know the 9-11% does seem relatively high. Two questions around that specifically, one does that include simply the margin in the Senior Health segment or is that also including those costs that are in the admin company and then secondarily is that also include corporate overhead allocation or is that just simplistically again just what’s in the Senior Health segment?

<A — Richard Barasch>: This is pure. This is not — this is not affected by any corporate allocations or affected by anything that moves to the admin company. The money moving to the admin company is more of a - just the way we’ve done business for a very long time, that’s not — it is not designed to be a profit element of our Company. The expectation of profits in the admin company shouldn’t exist. So, I think that one of the reasons it looks as high is there is nothing being allocated against it.

<Q — Josh Raskin>: Right, okay. So that may not be apples-to-apples —?

<A — Richard Barasch>: May not be apples-to-apples.

<Q — Josh Raskin>: But that is apple-to-apple against the 4% that you guys have previously expecting?

<A — Richard Barasch>: You know again, what we said was we priced at 4%. And I know that, I am parsing words there Josh, but we, like everyone else, took a lot of fairly educated risks in pricing the products and that was our best guess but certain things have broken a little bit better for us, and we are actually quite pleased.

<Q — Josh Raskin>: Okay. And then my second question I guess it’s sort of a two-parter as well — on the Med Supp business, first, why your --- it sounds like half of patients are going to other Med Supp carriers, is that just a simple function of rates or are there any product differences? And then, secondarily, any signs that you can give that that help us understand why you are so comfortable with the Med Supp costs? I mean, just anything specific on that would be helpful?

<A — Richard Barasch>: Let me get to lapsation first. Basically, we were clearly troubled by what was going on. So, we decided to do a fairly extensive survey of lapsed policyholders over a several month period of time. That is how we developed the data and we think it is — you know, it is pretty significant statistically. And what we found, as I’ve said, is that around half of the lapsed policyholders were going to Medicare Advantage products; around half were going to other Med Supp companies. The half that are going to other Med Supp companies, that part of the lapsation doesn’t look very much different to what we saw in ‘05 and prior. It is really — I think that the part that is more noticeable now is the part that is moving to Medicare Advantage.

<Q — Josh Raskin>: Okay. So, your net numbers historically would have included that that half of —?

<A — Richard Barasch>: Exactly —.

<Q — Josh Raskin>: And then, anything on the Med Supp cost trends in terms of areas of comfort, where — you can give us any color there?

<A — Richard Barasch>: It was — I mean, basically, you know, we had a difficult 2005 both from an actual and an analytical perspective, and we spent a lot of time ourselves, our inside people and very significant help from the outside into coming up with our view of what 2006 was going to look like. The first quarter validated the look that we’ve had for the year. So, I think the first important marker is not what we expect to see going forward, but what we saw in the first quarter, and that came in pretty much where we expected it to come in.

<A — Richard Barasch>: Okay, thanks.

Operator: As a reminder, ladies and gentlemen, if you do have a question, press star followed by the number one on your telephone keypad at this time. And your next question comes from Mark Finkelstein with Cochran, Caronia Waller.

<Q — Mark Finkelstein>: Good morning.

<A — Bob Waegelein>: Good morning Mark.

<A — Richard Barasch>: Good morning.

<Q — Mark Finkelstein>: Just going back to the $9.8 million in the other revenue line of Part D, my question is, is there anything about that revenue item that is unique to 2006, i.e., development of PDP that may not recur for 2007, and just broadly how should we think about that revenue line going forward?

<A — Richard Barasch>: I think that a line like this will recur. We are currently in the process of working the bids out for 2007. So it is very premature to even think about what we are to expect for 2007. I think that our arrangement with PharmaCare is working out extraordinarily well, both on a financial and on an administrative basis. So we anticipate continuation of the close relationship going forward.

<Q — Mark Finkelstein>: Okay. And can you just expand on the Florida HMO? I guess, it appears to be developing a little bit slower than anticipated, what gives you confidence that you will be able to kind of make money in that market? And I guess, also, how much are you spending right now —?

<A — Richard Barasch>: There’s a little bit of extra spend on this. Part of the reason I put down the mark about spending for an additional market is when we go into a new market, the amount of money that one has to spend in order to be successful in that market is going to be noticeable in our income statement. So we think it is important to put a mark in that. If we decide to do it, we are going to come back and tell you, and we are going to come back and tell you what the investment is going to look like. The Florida experience was instructive in that, we got out of the gates slowly, and frankly, probably underestimated the level of resources necessary to crack a competitive market like that. We went in, we had some advantages, we got some good distribution, we put together a good product, and we put together a good network, but, I guess, probably the thing that we underestimated was the amount of money and effort it would take to build it faster.

<Q — Mark Finkelstein>: Okay. And then just one quick numbers question. Just going back to the DAC deferral this year on the life business - I understand that part of it was because of lower year-over-year sales, which reduced the amount of cost that you can capitalize, but I guess when I look at it sequentially, sales were generally in line with the fourth quarter in the life business, yet the actual deferrals were down about $2.3 million. So, I am just curious if there is anything more there than on that?

<A — Robert Waegelein>: Mark, again, there were definitely lower capitalized costs. Production kind of comes through the period, it is not all just in one. We issue business quarter-over-quarter, but it earns through the period of time, so the first quarter will still have less capitalized cost sequentially. In addition, the amortization did pick up a little bit as the in-force turned over to new calendar year and we have a higher in-force to amortize this year than the in-force that existed last year.

<Q — Mark Finkelstein>: Okay. Thank you.

Operator: Your next question comes from Steven Schwartz with Raymond James & Associates.

<Q — Steven Schwartz>: Hey, good morning everybody.

<A — Richard Barasch>: Good morning.

<Q — Steven Schwartz>: Just a couple of things. First, so I’m clear on what you have said here, the MLR for Part D, the 98%, that is not affected by CHCS, is that correct?

<A — Richard Barasch>: That is correct.

<Q — Steven Schwartz>: CHCS affects the insurance expense part of the —?

<A — Richard Barasch>: That is correct.

<Q — Steven Schwartz>: Okay. Just making sure that that was the case in this case. A couple of, I guess, theoretical questions. Richard, the MA open enrollment will begin again next year and do you think we see a recurrence of the lapsation process or do you think it is more of a situation where most people who were going to change probably have — probably have already changed?

<A — Richard Barasch>: This is clearly a theoretical answer.

<Q — Steven Schwartz>: Absolutely theoretical.

<A — Richard Barasch>: I appreciate the nature of this sort of a question. I will give you my best answer. I think one of the best things, one most intelligent things, I heard during this period was that Part D turned a very inertial group of insurance owners, the senior population, into shoppers. And you hear that anecdotally, you see that in some of the things that have happened both positively to us on the Medicare Advantage side and negatively to us on Med Supp. So, there was definitely more movement and that movement was definitely started by Part D, no issue about that. The question then is does that recur and does the trend continue and does that come back in full force again in 2007? My best guess is that it will not come to the same degree, because I think a lot of sort of the latent shopping that may have existed in this market but didn’t come out until recently has occurred. And then perhaps patterns go back to the more inertial patterns that we have seen in the past. One very important fact, Steve, is that the selling season for Part D is much shorter next year. And the selling season for Medicare Advantage is also much shorter. So, by definition, the frenzy will have a much shorter period of time.

<Q — Steven Schwartz>: Okay. And then kind of along the same vein, we are getting to the point where it has been — it’s going to be shortly, I think, nearly a year before you have started increasing prices on the Med Supp business, do you think you are getting to a point where those people who shopped around and moved because of rate increases are out of the system and you have returned to a more inertial policy force?

<A — Richard Barasch>: It would be great to conclude that, but we have no basis on which to conclude that at this point. We are looking at it quarter-by-quarter — actually month-by-month - in order to maintain a balance among rates, lapsation, and as I mentioned, we have come out with a new generation of products to compete as well.

<Q — Steven Schwartz>: All right. Great. That’s all I have. Thanks.

<A — Richard Barasch>: Thanks, Steve.

Operator: There are no further questions. I will now turn the conference back to management.

Richard A. Barasch, Chairman, President, and Chief Executive Officer

Thank you very much for your time this morning. As I said before, I understand that we have given a lot of information in a quarter that is not very easy to understand. But we appreciate the questions; we will remain open to receive and answer the questions that we can over the next several days, and we thank all of you for your interest in our Company. Thanks very much.

Operator: Ladies and gentlemen, this concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.